Filed Pursuant to Rule 433

Registration Nos.: 333-229287 and 333-229287-02

$1.25bn Nissan Auto Receivables Owner Trust 2019-C (NAROT 2019-C)

Joint-Leads: Mizuho (struc), HSBC, Lloyds, Wells Fargo

Co-Managers: BNPP, Scotia, SMBC, TD

CLS	AMT ($MM)	WAL	M/S*	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN	$PX
A-1	275.000	0.30	P-1/A-1+	05/20	11/16/20	IntL	-4	1.95978	1.95978	100.00000
A-2a	371.250	1.13	Aaa/AAA	07/21	09/15/22	EDSF	+24	1.979	1.97	99.99904
A-2b	60.000	1.13	Aaa/AAA	07/21	09/15/22	1mL	+24			100.00000
A-3	431.250	2.47	Aaa/AAA	03/23	07/15/24	IntS	+33	1.940	1.93	99.99472
A-4	112.500	3.82	Aaa/AAA	12/23	05/15/26	IntS	+40	1.967	1.95	99.96701

* Expected ratings

Deal Summary:

* Transaction Size: $1.25bln

* Rating Agencies: Moody’s / S&P

* Format: SEC Registered

* Ticker: NAROT 2019-C

* Timing: Priced

* Pricing speed: 1.3% ABS to 5% call

* Bill & Deliver: Mizuho

* Euro RR: No

Available Information:

* Preliminary Prospectus and FWP (Attached)

* Intex CDI File (Attached)

* Intex Dealname: mznarot19c_base

* Password: 66JY

CUSIPS

A-1: 65479JAA1

A-2A: 65479JAB9

A-2B: 65479JAC7

A-3: 65479JAD5

A-4: 65479JAE3

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403